EXHIBIT 99.1.
Press release of Flushing Financial Corporation, dated April 22, 2004

CONTACT:

Monica C. Passick	Van Negris / Lexi Terrero
Senior Vice President and	Van Negris & Company, Inc.
Chief Financial Officer	(212) 626-6730
Flushing Financial Corporation
(718) 961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation Reports
2004 First Quarter Results

FLUSHING, NY -- April 22, 2004 -- Flushing Financial Corporation (Nasdaq: FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced its financial results for the three months ended March 31, 2004.

For the first quarter ended March 31, 2004, diluted earnings per share were $0.29, a decrease of $0.01, or 3.3 percent, from the $0.30 earned in the comparable quarter a year ago. Net income for the first quarter of 2004 was $5.2 million, a decrease of $0.1 million, or 1.0 percent, from $5.3 million for the comparable quarter a year ago.

The first quarter of 2004 includes a charge to earnings of $1.1 million, $0.7 million on an after-tax basis or $0.04 per diluted share, relating to an adjustment of compensation expense for certain of the Company's restricted stock awards and supplemental retirement benefits to reflect that certain participants under these plans have reached, or are close to reaching, retirement eligibility. Although this adjustment relates to prior periods, the amount of the charge attributable to any prior year would not have been material to the Company's financial condition or results of operations as reported for that year.

All prior year share and per share amounts in this release have been adjusted to reflect the Company's three-for-two common stock split paid in the form of a stock dividend on December 15, 2003.

Michael J. Hegarty, President and Chief Executive Officer stated: "The first quarter of 2004, excluding the above-mentioned charge in connection with the amortization of compensation expense, produced strong results for Flushing Financial, as we continued to implement the key initiatives of our strategic plan.

"Loan originations totaled $117.5 million in the first quarter, and were focused on higher yielding loan products. Customer deposits increased $58.1 million in the first quarter, with core deposits increasing $44.7 million. We grew total assets by 4.4 percent to $2.0 billion and increased the loan portfolio by $68.1 million, or 5.4 percent, while continuing to maintain strong asset quality. The demand remains strong for our loan products. At March 31, 2004, loans in process totaled $192.8 million, compared to $161.4 million at March 31, 2003.

"The result of this growth was a $2.2 million, or 15.3 percent, increase in net interest income in the first quarter of 2004 compared to the first quarter of 2003. We achieved this growth while facing a challenging interest-rate environment, as rates remained at their lowest level in over forty years. Our continued focus on the origination of higher yielding mortgage loan products has allowed us to maintain a higher yield on our mortgage loan portfolio than we would have otherwise experienced. At the same time, we continued our focus on attracting lower costing deposits. This resulted in our achieving a net interest margin of 3.54 percent for the first quarter of 2004.

"Our continued strong capital position has enabled us to continue to grow our asset size, to continue our stock repurchase program, and to focus on other shareholder value initiatives. During the first quarter of 2004, we increased our quarterly dividend to $0.08 per common share, an increase of 19% compared to the first quarter of 2003.

-- more --

Flushing Financial Corporation
April 22, 2004
Page Two

"We remain committed to a path of structured and orderly growth, and continued expansion of the financial services we offer to our customers. We plan to remain focused on the origination of higher-yielding one-to-four family mixed-use property mortgage loans, multi-family residential mortgage loans, and commercial real estate loans. At the same time, we will continue our increased focus on fee-based products.

"Above all, we continue to strive to optimize our shareholders' return on their investment."

Earnings Summary -- Three Months Ended March 31, 2004

Net interest income for the three months ended March 31, 2004 increased $2.2 million, or 15.3 percent, to $16.4 million from $14.2 million for the three months ended March 31, 2003. The increase in net interest income is attributed to the growth in interest-earning assets which increased $271.7 million while the net interest spread decreased 4 basis points. The yield on interest-earning assets declined 66 basis points to 6.28 percent for the three months ended March 31, 2004 from 6.94 percent in the three months ended March 31, 2003. At the same time, the cost of funds declined 62 basis points to 2.91 percent for the three months ended March 31, 2004 from 3.53 percent for the three months ended March 31, 2003. These decreases were primarily due to the declining interest rate environment experienced during the past three years, the effect of which further lowered the yield on assets and the cost of funds in 2004. The yield on mortgage loans reflects the high refinancing activity that has occurred during the current quarter and previous two years. The Bank's existing borrowers have been refinancing their higher costing mortgage loans at the current lower rates, which has resulted in a decrease in the yield of the mortgage portfolio. This decrease has been partially offset by prepayment penalties that have been collected. The average balance of the higher-yielding mortgage loan portfolio increased $121.2 million, while the average balance of the lower-yielding mortgage-backed securities portfolio increased $144.8 million. The increase in the average balance of the mortgage-backed securities portfolio, while increasing net interest income, reduced the yield on total interest-earning assets. The decrease in the cost of liabilities was partially attributed to an increase in the average balance of lower costing core deposits of $116.5 million. The net interest margin decreased 6 basis points to 3.54 percent for the three months ended March 31, 2004 from 3.60 percent for the three months ended March 31, 2003.

Non-interest income decreased $0.1 million to $1.5 million for the quarter ended March 31, 2004 from $1.6 million earned during the first quarter of 2003. Loan and banking service fees increased $0.1 million in the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. This increase was more than offset by the reduction in dividends on Federal Home Loan Bank of New York ("FHLB-NY") stock, which decreased $0.2 million for the quarter ended March 31, 2004 from the quarter ended March 31, 2003.

Non-interest expense was $9.3 million for the three months ended March 31, 2004, an increase of $2.0 million, or 28.1 percent, from $7.2 million for the three months ended March 31, 2003. Salaries and employee benefits and other operating expenses increased $0.9 million and $0.2 million, respectively, as a result of the adjustment to amortization of compensation expense for certain of the Company's restricted stock awards and supplemental retirement benefits. The remaining increase from the prior year period is primarily attributable to the Bank's continued focus on expanding its current product offerings to enhance its ability to serve its customers, including increases in personnel to provide these services, and, in the fourth quarter of 2003, the opening of a new branch in Astoria, Queens. Management continues to monitor expenditures resulting in efficiency ratios of 51.9 percent and 45.7 percent for three-month periods ended March 31, 2004 and 2003, respectively.

Net income for the three months ended March 31, 2004 was $5.2 million, a decrease of $0.1 million from the three months ended March 31, 2003. Diluted earnings per share decreased 3.3 percent to $0.29 per share for the three months ended March 31, 2004 from $0.30 per share for the three months ended March 31, 2003.

Return on average equity was 14.2 percent for the three months ended March 31, 2004 compared to 16.1 percent for the three months ended March 31, 2003. Return on average assets was 1.1 percent for the three months ended March 31, 2004 compared to 1.3 percent for the three months ended March 31, 2003.

-- more --

Flushing Financial Corporation
April 22, 2004
Page Three

Balance Sheet Summary

At March 31, 2004, total assets were $1,994.5 million, an increase of $83.7 million from December 31, 2003. During the quarter ended March 31, 2004, loan originations and purchases were $47.0 million for multi-family residential mortgage loans, $28.3 million for commercial real estate loans, $32.4 million for one-to-four family mixed-use property mortgage loans, $1.6 million for one-to-four family residential mortgage loans and $5.4 million for construction loans. For the quarter ended March 31, 2003, loan originations and purchases were $42.3 million for multi-family residential mortgage loans, $19.6 million for commercial real estate loans, $15.5 million for one-to-four family mixed-use property mortgage loans, $9.8 million for one-to-four family residential mortgage loans and $3.7 million for construction loans. Total loans increased $68.1 million during the first three months of 2004 to $1,337.6 million from $1,269.5 million at December 31, 2003. At March 31, 2004, loans in process totaled $192.8 million.

As the Company continues to increase its loan portfolio, management continues to adhere to the Bank's strict underwriting standards. As a result, the Company has been able to minimize charge-offs of losses from impaired loans and maintain asset quality. Non-performing assets were $0.7 million at March 31, 2004 compared to $0.7 million at December 31, 2003 and $2.0 million at March 31, 2003. Total non-performing assets as a percentage of total assets was 0.04 percent at March 31, 2004 compared to 0.04 percent at December 31, 2003 and 0.12 at March 31, 2003. The ratio of allowance for loan losses to total non-performing loans was 918 percent at March 31, 2004 compared to 961 percent at December 31, 2003 and 501 percent at March 31, 2003.

During the quarter ended March 31, 2004, mortgage-backed securities increased $14.1 million to $493.5 million, while other securities decreased $2.1 million to $54.2 million. Funds not used during the first quarter of 2004 for loan originations have been invested in readily marketable mortgage-backed securities and shorter-term investment securities to provide readily available funding for loan originations. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.

Total liabilities were $1,839.8 million at March 31, 2004, an increase of $75.8 million from December 31, 2003. During the quarter ended March 31, 2004, due to depositors increased $58.1 million as certificate of deposit accounts increased $13.4 million while lower costing core deposits increased $44.7 million. Borrowed funds and mortgagors' escrow deposits increased $5.6 million and $9.5 million, respectively, during the quarter ended March 31, 2004.

Total stockholders' equity was $154.7 million at March 31, 2004, an increase of $7.9 million from December 31, 2003. Net income of $5.2 million for the quarter ended March 31, 2004, combined with a net after-tax increase of $2.6 million in the market value of securities available for sale, was partially offset by $1.0 million in treasury shares purchased through the Company's stock repurchase program and $1.4 million in cash dividends paid. The exercise of stock options increased stockholders' equity by $1.4 million, including the income tax benefit realized by the Company upon the exercise of stock options. In addition, unearned compensation, which is a reduction of stockholders' equity, decreased $1.2 million during the quarter ended March 31, 2004, primarily as a result of the adjustment to amortization of compensation expense previously mentioned. Book value per share was $7.98 at March 31, 2004 compared to $7.61 per share at December 31, 2003 and $7.18 per share at March 31, 2003.

Under its current stock repurchase program, the Company repurchased 55,000 shares during the quarter ended March 31, 2004, at a total cost of $1.0 million, or an average of $18.64 per share. At March 31, 2004, 384,950 shares remain to be repurchased under the current stock repurchase program. Through March 31, 2004, the Company had repurchased approximately 45 percent of the common shares issued in connection with the Company's initial public offering at a cost of $100.9 million.

-- more --

Flushing Financial Corporation
April 22, 2004
Page Four

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation (FDIC). The Bank conducts its business through eleven banking offices located in Queens, Brooklyn, Manhattan, Bronx and Nassau County.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingsavings.com.

-- Statistical Tables Follow

-- more --

Flushing Financial Corporation
April 22, 2004
Page Five

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands)
	March 31,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Cash and due from banks	$22,057	$20,300
Securities available for sale:
Mortgage-backed securities	493,497	479,393
Other securities	54,244	56,316
Loans:
Multi-family residential	566,282	541,837
Commercial real estate	312,358	290,332
One-to-four family - mixed-use property	252,873	226,225
One-to-four family - residential	170,073	178,474
Co-operative apartments	3,529	3,729
Construction	26,574	23,622
Small Business Administration	5,072	4,931
Commercial business and other	4,919	4,894
Net unamortized premiums and unearned loan fees	2,513	2,030
Allowance for loan losses	(6,547)	(6,553)

Net loans	1,337,646	1,269,521
Interest and dividends receivable	9,195	8,647
Real estate owned, net	--	--
Bank premises and equipment, net	6,136	6,380
Federal Home Loan Bank of New York stock	24,712	24,462
Goodwill	3,905	3,905
Other assets	43,074	41,827

Total assets	$1,994,466	$1,910,751

LIABILITIES
Due to depositors:
Non-interest bearing	$46,734	$41,397
Interest bearing:
Certificate of deposit accounts	607,158	593,760
Passbook savings accounts	217,267	216,988
Money market accounts	304,024	263,621
NOW accounts	41,454	42,809

Total interest-bearing deposits	1,169,903	1,117,178
Mortgagors' escrow deposits	20,862	11,334
Borrowed funds	583,755	578,142
Other liabilities	18,529	15,938

Total liabilities	1,839,783	1,763,989

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 40,000,000 shares authorized;19,419,446 and 19,290,601 issued at March 31, 2004 and December 31, 2003, respectively; 19,374,446 and 19,290,601 shares outstanding at March 31, 2004 and December 31, 2003, respectively)	194	193
Additional paid-in capital	33,930	32,783
Treasury stock (45,000 shares and none at March 31, 2004 and December 31, 2003, respectively)	(835)	--
Unearned compensation	(6,149)	(7,373)
Retained earnings	124,447	120,683
Accumulated other comprehensive income, net of taxes	3,096	476

Total stockholders' equity	154,683	146,762

Total liabilities and stockholders' equity	$1,994,466	$1,910,751

-- more --

Flushing Financial Corporation
April 22, 2004
Page Six

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands Except Per Share Data)
(Unaudited)
	For the Three Months
	Ended March 31,
	2004	2003
Interest and dividend income
Interest and fees on loans	$23,555	$23,234
Interest and dividends on securities:
Interest	5,423	4,091
Dividends	87	34
Other interest income	40	85

Total interest and dividend income	29,105	27,444

Interest expense
Deposits	7,008	6,936
Other interest expense	5,686	6,271

Total interest expense	12,694	13,207

Net interest income	16,411	14,237
Provision for loan losses	--	--

Net interest income after
provision for loan losses	16,411	14,237

Non-interest income
Other fee income	898	822
Net gain (loss) on sales of securities and loans	92	46
Other income	486	737

Total non-interest income	1,476	1,605

Non-interest expense
Salaries and employee benefits	5,148	3,827
Occupancy and equipment	861	667
Professional services	790	691
Data processing	529	410
Depreciation and amortization	357	256
Other operating expenses	1,604	1,398

Total non-interest expense	9,289	7,249

Income before income taxes	8,598	8,593

Provision for income taxes
Federal	2,692	2,572
State and local	661	721

Total taxes	3,353	3,293

Net income	$5,245	$5,300

Basic earnings per share (1)	$0.30	$0.32
Diluted earnings per share (1)	$0.29	$0.30

  (1) Per share information for 2003 is restated to reflect the Company's three-for-two common stock split paid in the form of a stock dividend on December 15, 2003.

-- more --

Flushing Financial Corporation
April 22, 2004
Page Seven

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands Except Per Share Data)
(Unaudited)
	At or For the Three Months
	Ended March 31,
	2004		2003
Per Share Data (1)
Basic earnings per share	$0.30		$0.32
Diluted earnings per share	$0.29		$0.30
Average number of shares outstanding for:
Basic earnings per share computation	17,320,512		16,791,517
Diluted earnings per share computation	18,118,465		17,499,943
Book value per share (based on 19,374,446
and 18,899,884 shares outstanding at
March 31, 2004 and 2003, respectively)	$7.98		$7.18
Average Balances
Total loans, net	$1,298,603		$1,176,446
Total interest-earning assets	1,853,931		1,582,216
Total assets	1,954,803		1,693,073
Total due to depositors	1,154,474		991,548
Total interest-bearing liabilities	1,746,195		1,495,682
Stockholders' equity	148,038		131,303
Performance Ratios (2)
Return on average assets	1.07%		1.25%
Return on average equity	14.17		16.15
Yield on average interest-earning assets	6.28		6.94
Cost of average interest-bearing liabilities	2.91		3.53
Interest rate spread during period	3.37		3.41
Net interest margin	3.54		3.60
Non-interest expense to average assets	1.90		1.71
Efficiency ratio	51.93		45.68
Average interest-earning assets to average
interest-bearing liabilities	1.06	X	1.06	X

(1) Per share information for 2003 is restated to reflect the Company's three-for-two common stock split paid in the form of a stock dividend on December 15, 2003.
(2) Ratios for the quarters ended March 31, 2004 and 2003 are presented on an annualized basis.

-- more --

Flushing Financial Corporation
April 22, 2004
Page Eight

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)
	March 31, 2004	December 31, 2003
Selected Financial Ratios and Other Data
Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	7.12%	8.00%
Leverage and core capital (minimum requirement = 3%)	7.12	8.00
Total risk-based capital (minimum requirement = 8%)	13.41	15.12
Capital ratios:
Average equity to average assets	7.57%	7.57%
Equity to total assets	7.76	7.68
Asset quality:
Non-performing loans	$713	$682
Non-performing assets	713	682
Net charge-offs	6	28
Asset quality ratios:
Non-performing loans to gross loans	0.05%	0.05%
Non-performing assets to total assets	0.04	0.04
Allowance for loan losses to gross loans	0.49	0.51
Allowance for loan losses to total non-performing assets	918.43	960.86
Allowance for loan losses to total non-performing loans	918.43	960.86
Full-service customer facilities	11	11
-- more --

Flushing Financial Corporation
April 22, 2004
Page Nine

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands Except Per Share Data)
(Unaudited)
	For the Three Months Ended March 31,
	2004				2003
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost

Assets
Interest-earning assets:
Mortgage loans, net	$1,288,829	$23,405	7.26%		$1,167,631	$23,090	7.91%
Other loans, net	9,774	150	6.14		8,815	144	6.53

Total loans, net	1,298,603	23,555	7.26		1,176,446	23,234	7.90

Mortgage-backed securities	477,061	4,972	4.17		332,239	3,766	4.53
Other securities	58,825	538	3.66		42,395	359	3.39

Total securities	535,886	5,510	4.11		374,634	4,125	4.40

Interest-earning deposits and federal funds sold	19,442	40	0.82		31,136	85	1.09

Total interest-earning assets	1,853,931	29,105	6.28		1,582,216	27,444	6.94

Other assets	100,872				110,857

Total assets	$1,954,803				$1,693,073

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Passbook accounts	$217,081	270	0.50		$214,143	526	0.98
NOW accounts	41,968	52	0.50		39,205	73	0.74
Money market accounts	297,281	1,490	2.00		186,479	1,070	2.30
Certificate of deposit accounts	598,144	5,184	3.47		551,721	5,244	3.80

Total due to depositors	1,154,474	6,996	2.42		991,548	6,913	2.79
Mortgagors' escrow accounts	17,002	12	0.28		12,251	23	0.75

Total deposits	1,171,476	7,008	2.39		1,003,799	6,936	2.76
Borrowed funds	574,719	5,686	3.96		491,883	6,271	5.10

Total interest-bearing liabilities	1,746,195	12,694	2.91		1,495,682	13,207	3.53

Non-interest bearing deposits	40,602				33,607
Other liabilities	19,968				32,481

Total liabilities	1,806,765				1,561,770
Equity	148,038				131,303

Total liabilities and equity	$1,954,803				$1,693,073

Net interest income/net interest rate spread		$16,411	3.37%			$14,237	3.41%

Net interest-earning assets/ net
interest margin	$107,736		3.54%		$86,534		3.60%

Ratio of interest-earning assets to
interest-bearing liabilities			1.06	x			1.06	x

(1)    Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately
        $1.0 million and $0.9 million for each of the three-month periods ended
        March 31, 2004 and 2003, respectively.

###